Exhibit 99.1

Reata Pharmaceuticals, INC. ANNOUNCES fourth QUARTER and full year 2016 FINANCIAL AND OPERATING RESULTS

IRVING, Texas—March 3, 2017—Reata Pharmaceuticals, Inc. (Nasdaq:RETA) (“Reata” or “the Company”), a clinical-stage biopharmaceutical company, today announced financial results for the fourth quarter and full year ended December 31, 2016, and provided an update on the Company's business and product development programs.

Fourth Quarter Financial Results

For the three months ended December 31, 2016, total operating expenses were $16.7 million, with research and development accounting for $11.8 million.  This compares to operating expenses of $13.1 million for the same period of the prior year, with research and development accounting for $8.3 million.  A net loss of $4.1 million was reported by the Company for the quarter, equating to a loss of $0.19 per share, compared to a net loss of $1.7 million or $0.11 per share in the same period of the prior year.

Full Year 2016 Financial Results

For the year ended December 31, 2016, total operating expenses were $56.7 million, with research and development accounting for $39.5 million.  This compares to operating expenses of $50.7 million for the prior year, with research and development accounting for $35.1 million.  A net loss of $6.2 million was reported by the Company for the year, equating to a loss of $0.31 per share, compared to a net loss of $1.5 million or $0.09 per share in the prior year.

As of December 31, 2016, the Company had $84.7 million in cash and cash equivalents.

Product Development Highlights

We are a clinical-stage biopharmaceutical company focused on identifying, developing, and commercializing product candidates to address rare and life-threatening diseases with few or no approved therapies by targeting molecular pathways that regulate cellular metabolism and inflammation. Our lead product candidates, bardoxolone methyl and omaveloxolone, are Nrf2 activators, previously referred to as antioxidant inflammation modulators, or AIMs, that target Nrf2, an important transcription factor, to restore mitochondrial function, reduce oxidative stress, and resolve inflammation.

Bardoxolone Methyl in Pulmonary Arterial Hypertension and Pulmonary Hypertension due to Interstitial Lung Disease

Bardoxolone methyl is currently being studied in a Phase 3 trial, known as CATALYST, for the treatment of pulmonary arterial hypertension, or PAH, associated with connective tissue disease, or CTD-PAH, as well as a Phase 2 trial, known as LARIAT, for the treatment of pulmonary hypertension due to interstitial lung disease, or PH-ILD.

In October 2016, the first patient was enrolled in CATALYST, an international, randomized, double-blind, placebo-controlled Phase 3 trial examining the safety, tolerability, and efficacy of bardoxolone methyl in patients with CTD-PAH when added to standard-of-care vasodilator therapy. The primary endpoint is the change from baseline in 6-minute walk distance, or 6MWD, relative to placebo at Week 24.  Secondary endpoints include time to first clinical improvement as measured by improvement in World Health Organization/New York Heart Association functional class, increase from baseline in 6MWD by at least 10%, or decrease from baseline in creatine kinase (as a surrogate biomarker for muscle injury and inflammation) by at least 10%. The trial will enroll between 130 and 200 patients. Data from CATALYST are expected to be available during the first half of 2018.

Bardoxolone Methyl in Chronic Kidney Disease Caused by Alport Syndrome

Bardoxolone methyl is also currently being studied in a single, pivotal Phase 2/3 trial, known as CARDINAL, for the treatment of chronic kidney disease, or CKD, caused by Alport syndrome. Alport syndrome is a rare and serious hereditary diease with no currently approved therapies.  Reata has initiated the Phase 2 portion of CARDINAL and enrolled the first patient on March 2, 2017. In collaboration with international key opinion leaders and the Alport Syndrome Foundation, and based on the guidance from the FDA, we have designed the trial as an international, multi-center, double-blind, randomized, placebo-controlled trial that studies the safety, tolerability, and efficacy of bardoxolone methyl in qualified patients with Alport syndrome from age 12 to 60 at up to 60 sites. The Phase 2 portion of the trial will test bardoxolone methyl in 30 patients and is open-label, and the primary endpoint will assess eGFR change at 12 weeks. These patients will be followed for two years, with additional eGFR measurements, including at weeks 48 and 100 on drug and 52 and 104 after withdrawal of drug for four weeks.  Patients in the Phase 2 portion of the trial will not be included in the Phase 3 portion of the trial.  The Phase 3 portion is designed to support registration and patients will be randomized 1:1 to either bardoxolone methyl or placebo. The eGFR change at one year will be measured after 48 weeks while the patient is on treatment, and after withdrawal of drug for four weeks (retained eGFR). After withdrawal, patients will be restarted on study drug with their original treatment assignments and will continue on study drug for a second year.  The change from baseline in eGFR in bardoxolone methyl-treated patients relative to placebo will be measured again after two years. The eGFR change at two years will also be measured after 100 weeks while the patient is on treatment and after withdrawal of drug for four weeks (retained eGFR). If the trial is successful, the year one retained eGFR data could support accelerated approval under subpart H of the Federal Food, Drug, and Cosmetic Act, or the FD&C Act, and the year two retained eGFR data could support full approval under the FD&C Act.  Reata expects to have Phase 2 data by the end of 2017 and to have the one year withdrawal data that could support accelerated approval in the first half of 2019.

Omaveloxolone in Rare Neuromuscular Diseases and Immuno-Oncology

During the last year, Reata advanced the clinical development of omaveloxolone, a close analog of bardoxolone methyl that has improved blood-brain barrier penetration.  The Company believes that it may benefit patients with various types of neuromuscular diseases because impaired mitochondrial function and chronic inflammation have been shown to be key features of many of these diseases.  The Company is initially targeting two rare genetic diseases, Friedrich’s ataxia (“FA”) and mitochondrial myopathies (“MM”).  These are also severe and often fatal diseases with no approved therapies.  Reata is evaluating the safety and efficacy of omaveloxolone in two-part randomized, double-blind, placebo-controlled, dose-escalation Phase 2 studies in each disease.  The FA study is known as MOXIe, and the MM study is known as MOTOR.  Part one of each trial is dose-ranging and focuses on the evaluation of safety and efficacy with multiple endpoints being collected.  The primary efficacy endpoint is the change in peak work, as measured by exercise testing on a recumbent bicycle.  The key secondary endpoints are change in the modified Friedreich’s Ataxia Rating Scale and 6MWD, for MOXIe and MOTOR, respectively.  Part two of each trial is designed to provide additional efficacy and safety data and has the potential to be used for registration.  The Company completed enrollment of part one of MOXIe in February 2017, and is currently enrolling patients in part one of MOTOR.  Data from the first part of MOXIe and MOTOR are expected mid-year 2017 and the second-half of 2017, respectively.

The Company is also conducting an open-label Phase 1b/2 trial, known as REVEAL, to evaluate the safety, pharmacodynamics, and efficacy of omaveloxolone in combination with existing immunotherapies for the treatment of metastatic melanoma.  The Company is using omaveloxolone in combination with checkpoint inhibitors to restore an immune response against the tumor in the presence of myeloid derived suppressor cells (“MDSCs”).  Through this approach, Reata hopes to significantly increase the proportion of patients that respond to immunotherapy.  Data from the 1b dose escalation portion of REVEAL are expected during the second half of 2017.

RTA 901 for the Treatment of Orphan Neurological Indications

In addition to our Nrf2 activators, we are pursuing clinical development of our Hsp90 inhibitors, including RTA 901, which are highly potent and selective C-terminal inhibitors of Hsp90.  We observed favorable activity of RTA 901 in preclinical models of neurodegeneration and neuroprotection. In models of diabetic neuropathy and neural inflammation, RTA 901 has been observed to restore lost nerve function, restore thermal and mechanical sensitivity, and improve nerve conductance velocity and mitochondrial function. The Company initiated a Phase 1 clinical trial in January 2017 to evaluate the safety, tolerability, and pharmacokinetic profile of RTA 901 in healthy adult volunteers. The trial is designed in two parts, part 1 with single ascending doses, and part 2 with multiple ascending doses. In part 1, approximately 56 healthy subjects in up to 7 groups of 8 subjects each are randomized in a 3:1 ratio to receive a single dose of RTA 901 or placebo, respectively. In part 2, approximately 30 healthy subjects in up to 3 groups of 10 subjects each will be randomized in a 4:1 ratio to receive 14 daily doses of RTA 901 or placebo, respectively. Reata plans to complete and report data in the second half of 2017.  If the Phase 1 clinical trial of RTA 901 supports further development, the Company plans to follow it with a Phase 2 clinical trial of RTA 901 for the treatment of an orphan neurological indication or diabetic neuropathy.

About Reata Pharmaceuticals, Inc.

Reata Pharmaceuticals, Inc., is a clinical-stage biopharmaceutical company that develops novel therapeutics for patients with serious or life-threatening diseases by targeting molecular pathways involved in the regulation of cellular metabolism and inflammation.  Reata’s two most advanced clinical candidates (bardoxolone methyl and omaveloxolone) target an important transcription factor, called Nrf2, to restore mitochondrial function, reduce oxidative stress, and resolve inflammation.

Forward-Looking Statements

This press release includes certain disclosures which contain “forward-looking statements,” including, without limitation, statements regarding the success, cost and timing of our product development activities and clinical trials, our plans to research, develop and commercialize our product candidates, and our ability to obtain and retain regulatory approval of our product candidates.  You can identify forward-looking statements because they contain words such as “believes,” “will,” “may,” “aims,” “plans” and “expects.” Forward-looking statements are based on Reata’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in Reata’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K, under the caption “Risk Factors.”  The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Reata Pharmaceuticals, Inc.

(972) 865-2219

info@reatapharma.com

http://news.reatapharma.com

Investor Relations:

The Trout Group

Lee M. Stern, CFA

(646) 378-2922

IR@reatapharma.com

	Three Months ended		Twelve Months ended
	December 31,		December 31,
	2016	2015	2016	2015
Unaudited Consolidated Statements of Operations	(in thousands, except share and per share data)

Collaboration revenue
License and milestone	$12,500	$12,501	$49,730	$50,295
Other revenue	1	24	126	24
Total collaboration revenue	12,501	12,525	49,856	50,319
Expenses
Research and development	11,772	8,325	39,453	35,141
General and administrative	4,820	4,490	16,603	13,693
Depreciation and amortization	145	271	682	1,819
Total expenses	16,737	13,086	56,738	50,653
Other income
Investment income	101	7	214	32
Total other income	101	7	214	32
(Loss) income before provision (benefit) for taxes on income	(4,135)	(554)	(6,668)	(302)
Provision (benefit) for taxes on income	1	1,192	(441)	1,148
Net (loss) income	$(4,136)	$(1,746)	$(6,227)	$(1,450)
Net (loss) income per share—basic	$(0.19)	$(0.11)	$(0.31)	$(0.09)
Net (loss) income per share—diluted	$(0.19)	$(0.11)	$(0.31)	$(0.09)
Weighted-average number of common shares used in net (loss) income per share basic	22,337,741	15,996,005	19,816,635	15,974,974
Weighted-average number of common shares used in net (loss) income per share diluted	22,337,741	15,996,005	19,816,635	15,974,974

	As of	As of
	December 31, 2016	December 31, 2015
	(unaudited)
	(in thousands)
Condensed Consolidated Balance Sheet Data
Cash and cash equivalents	$84,732	$42,008
Federal income tax receivable	-	31,926
Working capital	27,652	16,439
Total Assets	89,093	78,954
Deferred revenue (including current portion)	291,041	340,771
Accumulated deficit	(289,354)	(283,127)
Total stockholders' equity	$(215,048)	$(273,156)